Exhibit 99.11

December 13, 2006

Board of Directors

c/o Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group Inc

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Members of the Board:

As you know from prior conversations and written communications between our companies, we believe that a strategic merger between Midwest Air Group, Inc. and AirTran Holdings, Inc. would serve the best interests of our respective shareholders, customers, employees and communities and better position the combined company to compete against our larger rivals.

We have been trying to privately negotiate a merger between our separate companies for some time. More than a year ago, you declined our initial proposal to acquire Midwest Air Group and you have had our proposal of October 20, 2006 for more than seven weeks. Yet, despite our efforts, and without the benefit of directly discussing with us or our advisors the proposal in detail, our offer was declined on December 7, 2006. Because we believe that the proposal is such a compelling opportunity and offers such significant benefits to your constituents, we feel obligated to make this proposal known and are therefore making public this letter and the supporting financial analysis.

Let me recap the benefits our proposal provides. First, we are proposing to acquire all of the outstanding shares of Midwest Common Stock for $11.25 per share in cash and AirTran stock. This offer is a full and generous price based upon publicly available information. It represents a 37% premium to the thirty day average closing price and an 89% premium to the six months average closing price for Midwest’s common stock, prior to October 20, 2006, the date the offer was made to you. Our proposed transaction not only provides Midwest stockholders an immediate premium on their investment, but the opportunity to participate in the future

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growth of an airline that will possess extraordinary attributes, including an outstanding product for travelers and a highly motivated employee base.

As I said above, despite the fact that we believe that our offer is very attractive from a financial point of view, we would welcome the opportunity to consider non-public information concerning Midwest and are prepared to sit down and enter into serious discussions and, following that, consider in our offer any enhanced values that may be demonstrated. We are also willing to afford representatives of Midwest the opportunity to review non-public information about AirTran Airways and are prepared to enter into an appropriate confidentiality agreement to that end.

Aside from the financial aspects of our offer there are other benefits that a merger of our two companies will provide. Specifically, a combined AirTran Airways and Midwest Airlines:

•	Creates a low fare carrier with greater scale and substantial fleet commonality that is better positioned to face the pressures of an increasingly competitive domestic airline environment, including the near certainty of industry consolidation.

•	Generates greater efficiencies for both companies, with unit cost for the combined carrier, on a non-fuel basis and stage length adjust basis, 12% lower than current Midwest levels.

•	Offers Midwest a larger, more modern fleet with enhanced prospects of long-term revenue and profit growth.

•	Combines complementary route networks with limited overlap to form a stronger, more efficient airline with 1,036 daily departures with 173 unique nonstop markets between 74 cities across the U.S.

•	Increases the growth potential of both companies through the expansion of the Milwaukee hub, building Kansas City into a focus city and continued expansion of the Atlanta hub both into markets served by Midwest and with the addition of new cities.

•	Generates synergies of more than $60 million per year.

•	Improves job security for both companies’ employees, offering a merger partner with a strong commitment to continuing the employment of employees of both companies with increased employment, traffic and taxable revenue expected in key cities like Milwaukee, Kansas City, Atlanta and Orlando.

•	Brings together compatible, entrepreneurial cultures rooted in consumer value, efficiency and cost consciousness.

We have the utmost respect for Midwest Airlines, its talented employees and the strong loyalty they have built among travelers, and, certainly, the excellent relationship the company has within the communities it serves. We, at AirTran, have a similar affinity with our constituents, and, in that spirit, we believe that once combined, we can maintain and foster the values and culture that have driven the success of both our airlines. We have full confidence that our commonality will enable us to successfully integrate our two airlines to form a stronger, truly national low-cost airline that will offer Midwest’s constituencies growth opportunities that far exceed what could be achieved independently.

We are confident that there will not be any regulatory, financing or other obstacles to the timely consummation of this transaction and that the natural synergies will allow us to execute the transaction efficiently putting us in a strong competitive position from day one. While this matter is under discussion, we would ask that the Company not take any action that may diminish the value of a combined company, such as entering into a purchase agreement to acquire new or additional aircraft.

In conclusion, we believe AirTran Airways and Midwest Airlines will be much stronger as a combined force than either are as independent entities and that together we can provide substantial value to our respective shareholders, employees, customers and the communities in which we operate. We hope that you will reconsider our offer and enter into negotiations with us to effect a definitive merger agreement.

Very truly yours,

/s/ Joseph B. Leonard
Joseph B. Leonard